Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 23, 2026, relating to the consolidated financial statements of ChronoScale Corporation (formerly known as Ekso Bionics Holdings, Inc.) as of and for the years ended December 31, 2025 and 2024 (which includes an explanatory paragraph relating to ChronoScale Corporation’s ability to continue as a going concern), appearing in ChronoScale Corporation’s Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

July 10, 2026